Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following:

(1)	Registration Statements (Form S-8 Nos. 333-157168, 333-89140 and 33-62796) pertaining to the Second Amended and Restated 2001 Repligen Corporation Stock Plan, the 2001 Repligen Corporation Stock Option Plan, and the 1992 Repligen Corporation Stock Plan

(2)	Registration Statements (Form S-3 Nos. 333-106109, 333-30383, 333-57951, 333-76005, 333-79611, 333-95641, 333-31728, 333-35056 and 333-36280) of Repligen Corporation

of our reports dated March 15, 2012 with respect to the consolidated financial statements of Repligen Corporation and the effectiveness of internal control over financial reporting of Repligen Corporation, included in this Transition Report (Form 10-K) of Repligen Corporation for the nine months ended December 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 15, 2012